Exhibit 15.1

To the Stockholders of
Stone Energy Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849 and 333-107440 and Form S-3 No. 333-86450) of Stone Energy Corporation of our report dated October 29, 2003 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that are included in its Form 10-Q for the quarter ended September 30, 2003.

Very truly yours, /s/ Ernst & Young LLP

New Orleans, Louisiana
October 29, 2003